Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 a.m. January 23, 2020

United Bancorp, Inc. Reports an Increase in Net Income of 59% for the Twelve Months Ended December 31, 2019; Diluted Earnings per Share of $1.19 versus $0.82 Reported in 2018, and a Forward Dividend Yield of 3.92%

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $1.19 and net income of $6,809,000 for the twelve months ended December 31, 2019, as compared to $0.82 and $4,282,000, respectively, for the corresponding twelve-month period in 2018. The Company’s diluted earnings per share for the three months ended December 31, 2019 was $0.31 as compared to $0.10 for the same period in the previous year. Last year’s fourth quarter performance was impacted by the Company’s acquisition of Powhatan Point Community Bancshares. These year-over-year improvements in UBCP’s earnings are directly related to the Company executing its strategic vision of achieving profitable growth by both growing organically and acquiring other like-minded community banking organizations.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are extremely pleased to report on our solid financial performance for the year 2019. For the most recently-ended quarter, our Company had an increase in net income of $1,177,000. For the twelve-month period ending December 31, 2019, our Company saw its net income increase by $2,527,000, or 59%, to a level of $6,809,000-— which is a new earnings record for our Company. This increase in earnings is highly correlated to the strong organic and acquisition-related growth that our Company experienced during the past year. Even with the issuance of common shares to facilitate our most recent acquisition completed in the fourth quarter of 2018, our diluted earnings per share was $1.19 versus $0.82 in 2018, an increase of 45%. The combination of the acquisition-related and strong organic growth that we achieved this past year facilitated the increase in the level of our Company’s higher-yielding earning assets, which grew by $92.2 million, or 16%, on a year-over-year basis. This growth in earning assets was divided between steady growth in our Company’s loan portfolio, which increased by $31.9 million, or 7.8%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $64.6 million, or 50.4%. With our increased level of higher-yielding earning assets, our Company saw a year-over-year increase in the level of interest income that it generated in 2019 of $5.7 million or 27%.”

Greenwood further stated, “In order to fund this strong growth in our earning assets—- while improving our overall levels of profitability—- our Company needed to effectively attract new funding while controlling its overall cost of funding. Considering that the Federal Open Market Committee (FOMC) was postured to increase its target rate for the overnight borrowing rate (known as the Fed Funds Rate) at year-end 2018, we were positioned for a rising rate environment. With the sudden turn in monetary policy by the FOMC during the course of this past year, our Company made a strategic decision to become more liability-sensitive by the late second quarter of this past year and allowed some of the retail funding that we had on our balance sheet to runoff and be replaced with more price-sensitive, overnight wholesale funding. Accordingly, total deposits grew at a somewhat slower pace than we had been experiencing prior thereto; while overnight advances from the Federal Home Loan Bank increased by $39.7 million, year-over-year. By adopting this position, we are hopeful that our Company will mitigate further compression of our net interest margin in the coming year. As of year-end 2019, our Company’s net interest margin was 3.67%, which compares very favorably with our peers. Also, by reasonably controlling our overall cost of funding, our Company experienced a very solid increase in net interest income in 2019 of $2,770,000, or 15.3%, which also compares very favorably to our competitors within our industry.”

Greenwood continued, “From a qualitative perspective, we have successfully maintained overall strength and stability within our loan portfolio. Year-over-year, our Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $2.7 million, or 0.60 percent of total loans, at December 31, 2019. Further, net loans charged off, excluding overdrafts, was $601,000 in 2019, which was higher than the $259,000 charged off the previous year. Net loan charge offs to average loans for the year was 0.14% versus 0.07% for the same period in 2018. Year-over-year, this number was slightly higher due to a loan-related charge-off realized in the fourth quarter in the amount of $428,000, which we fully covered with an offsetting provision to our loan loss reserve.” Greenwood further stated, “This was an isolated incident resulting from an individual borrower having legal issues. With the borrower facing upcoming incarceration, the borrower’s loans became non-performing. With this matter being highly correlated to a character issue with the borrower and an isolated incident, we firmly believe that our credit quality remains very sound and are very satisfied with the overall stable performance of our loan portfolio from a credit quality perspective.”

Greenwood concluded, “Once again, we are very satisfied with the record earnings that our Company produced this past year and project that we will continue with positive earnings growth into 2020.”

Scott A. Everson, President and CEO stated, “We are extremely gratified to report on the strong earnings that our Company produced in 2019. We greatly benefited from the positive execution of our strategic plan, which calls for us to grow through acquiring other like-minded community banking organizations, building new banking centers in key and complementary markets and capitalizing on prudent, yet profitable, organic opportunities. Over the course of the past year, we had success in these key areas on which we keenly focus. With the double-digit growth in assets that we have experienced during this time frame, our Company has produced record earnings. In addition, we are well on our way to achieving our strategic vision of growing our assets to a level of $1.0 billion, or greater, which should also help our Company gain even greater efficiencies and higher levels of earnings. As previously announced, in the late second quarter of this past year, our Company issued $20.0 million in subordinated debt at very favorable terms. Although this does not contribute to our Tier I Capital at the corporate-level, it does add to our Tier I Capital at our bank-level. Having this new leverageable (or growth) capital at our affiliate bank-level will greatly aid in helping us attain our lofty goal for growth and driving our earnings in a positive fashion in future periods.”

Everson continued, “By continuing to utilize the “playbook” that we did this past year to achieve profitable growth, we are very optimistic about our future prospects. In addition, we will continue focusing on building our infrastructure (or, foundation) to support further growth while achieving greater efficiencies. As we have previously stated, we are strongly committed to remaining relevant within our industry by investing in our technology and support/origination/service platforms. Ultimately, our vision is to be a leader amongst community banks in digital transformation— having complete channel integration and offering mobility to our customers— thereby, serving them on their terms and through their preferred channels. We have started this initiative and believe that, for a community-minded bank, we will have a complete digital solution that will be highly appealing to our target clientele. Coupling this investment in technology with continued investment in growing our Company through acquisition and new branch construction in key complementary markets, we firmly believe that we can continue to grow at acceptable levels while remaining very profitable.” Everson further commented, “As we have previously announced, our Company purchased land in Moundsville, West Virginia and has started the construction of a new banking center in this very vibrant community in the heart of the proposed ethane cracker region. This will be the Company’s first full service office in the State of West Virginia and this new location will further enhance our developing footprint in the Upper Ohio Valley Region (which is our traditional market). In addition, this new banking center will nicely complement our expansion into Powhatan Point, Ohio, which is across the Ohio River from this new and exciting market. We anticipate that our new Moundsville Banking Center will be open for business early in the second quarter of this year. Even with the high level of growth that we experienced over the course of the past several quarters, we continued to maintain our overall profitability. With our record earnings in 2019, our Company had a return on equity (ROE) of 11.3% and a return on assets (ROA) of 1.05%. For many quarters, we have stated that our pursuit of growth must be accomplished in a satisfactorily profitable fashion. We are extremely delighted that we are presently achieving this and strongly anticipate this trend will carry into 2020.”

Everson concluded, “Our primary focus continues to be rewarding our shareholders by paying a very solid cash dividend and increasing their shareholder value in our Company. During the course of 2019, we increased our cash dividend payout by $0.0025 each quarter and are currently paying $0.14. On a forward basis, our current cash dividend produces a yield of 3.92% based on our closing price as of the most recent quarter end. Regarding our present market valuation, we saw the market reward us this past year as our stock finished the year trading at $14.30, which was an increase of 25% over the previous year-end. Even at this level and on a forward basis, we are currently trading at a price to earnings multiple of 12 times. We firmly believe that this positions our stock nicely to experience further market value appreciation in the coming year—- assuming that we continue to drive our earnings as we project, which is at very solid levels relative to peer. Overall, we are extremely pleased with the direction that we are going and the results that we are producing. We continue to be highly optimistic about our future potential and look forward to realizing this upside potential in future periods!”

As of December 31, 2019, United Bancorp, Inc. has total assets of $685.7 million and total shareholder’s equity of $59.9 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

“UBCP”

For the Three Months Ended
December 31, 2019	December 31, 2018	% Change
Earnings
Interest income on loans	$5,287,127	$4,891,033	8.10%
Loan fees	361,019	207,762	73.77%
Interest income on securities	1,501,386	966,406	55.36%
Total interest income	7,149,532	6,065,201	17.88%
Total interest expense	1,720,946	1,055,887	62.99%
Net interest income	5,428,586	5,009,314	8.37%
Provision for loan losses	578,000	96,000	502.08%
Net interest income after provision for loan losses	4,850,586	4,913,314	-1.28%
Service charges on deposit accounts	705,799	660,971	6.78%
Net realized gains on sale of loans	16,285	11,917	36.65%
BOLI benefit in excess of surrender value	—	100,000	N/A
Other noninterest income	271,590	221,867	22.41%
Total noninterest income	993,674	994,755	-0.11%
Total noninterest expense	3,986,369	5,232,976	-23.82%
Income before income taxes	1,857,891	675,093	175.21%
Income tax expense	89,482	83,457	7.22%
Net income	$1,768,409	$591,636	198.90%
Per share
Earnings per common share – Basic	$0.31	$0.10	210.00%
Earnings per common share – Diluted	0.31	0.10	210.00%
Cash Dividends paid	0.14	0.13	7.69%

Shares Outstanding
Average – Basic	5,550,469	5,325,499	—
Average – Diluted	5,550,469	5,554,294	—

For the Year Ended December 31,	%
2019	2018	Change
Earnings
Interest income on loans	$20,847,902	$17,953,373	16.12%
Loan fees	942,181	921,911	2.20%
Interest income on securities	5,243,676	2,444,638	114.50%
Total interest income	27,033,759	21,319,922	26.80%
Total interest expense	6,123,077	3,178,886	92.62%
Net interest income	20,910,682	18,141,036	15.27%
Provision for loan losses	908,000	297,000	205.72%
Net interest income after provision for loan losses	20,002,682	17,844,036	12.10%
Service charges on deposit accounts	2,843,646	2,608,392	9.02%
BOLI benefit in excess of surrender value	—	100,000	N/A
Net realized gains on sale of loans	54,226	66,335	-18.25%
Other noninterest income	990,444	885,094	11.90%
Total noninterest income	3,888,316	3,659,821	6.24%
Total noninterest expense	16,482,370	16,421,455	0.37%
Income before income taxes	7,408,628	5,082,402	45.77%
Income tax expense	599,038	800,006	-25.12%
Net income	$6,809,590	$4,282,396	59.01%
Per share
Earnings per common share – Basic	$1.19	$0.82	45.12%
Earnings per common share – Diluted	1.19	0.82	45.12%
Cash Dividends paid	0.545	0.52	4.81%
Special Cash Dividend	—	0.05	N/A
Book value (end of period)	10.24	9.71	5.46%
Shares Outstanding
Average—Basic	5,525,965	4,952,471	—
Average—Diluted	5,525,965	4,952,471	—
Common stock, shares issued	5,959,351	5,926,851	—
Shares held as Treasury Stock	42,400	5,744	—
At year end
Total assets	$685,705,764	$593,213,576	15.59%
Total assets (average)	648,930,000	511,323,000	26.91%
Cash and due from Federal Reserve Bank	14,984,518	25,253,071	-40.66%
Average cash and due from Federal Reserve Bank	5,405,000	14,958,000	-63.87%
Securities and other restricted stock	192,797,436	128,233,537	50.35%
Average Securities and other restricted stock	157,659,000	84,174,000	87.30%
Other real estate and repossessions ("OREO")	818,450	91,000	799.40%
Gross loans	441,548,353	409,683,408	7.78%
Average loans	420,487,000	387,978,000	8.38%
Allowance for loan losses	2,231,118	2,042,888	9.21%
Net loans	439,317,235	407,640,520	7.77%
Net loans charged off	601,007	258,591	132.42%
Net overdrafts charged off	118,763	117,759	0.85%
Total net charge offs	719,770	376,350	91.25%
Non-accrual loans	1,452,050	1,245,328	16.60%
Loans past due 30+ days (excludes non accrual loans)	1,208,227	2,388,485	-49.41%
Average total deposits	541,176,000	457,884,000	18.19%
Total Deposits	548,068,392	525,443,133	4.31%
Non interest bearing deposits	101,334,810	112,032,355	-9.55%
Interest bearing demand	233,044,782	197,472,184	18.01%
Savings	108,218,061	111,251,215	-2.73%
Time	105,470,739	104,687,379	0.75%
Repurchase Agreements	6,915,603	8,068,497	-14.29%
Advances from the Federal Home Loan Bank	39,800,000	106,351	37323.25%
Overnight advances	39,800,000	—	N/A
Term advances	—	106,351	N/A
Shareholders’ equity	59,921,955	50,642,299	18.32%
Shareholders’ equity (average)	60,368,000	46,901,000	28.71%
Stock data
Market value—last close (end of period)	$14.30	$11.43	25.11%
Dividend payout ratio	45.80%	63.41%	-27.78%
Price earnings ratio	12.02	x	13.94	x	-13.79%
Market Price to Book Value	140%	118%	22.00%
Annualized yield based on year end close (exclude special dividend)	3.92%	4.55%	-0.63%
Key performance ratios
Return on average assets (ROA)	1.05%	0.84%	0.21%
Return on average equity (ROE)	11.28%	9.13%	2.00%
Net interest margin (Federal tax equivalent)	3.67%	3.84%	-0.17%
Interest expense to average assets	0.94%	0.62%	0.32%
Total allowance for loan losses to nonperforming loans	153.65%	164.04%	-10.39%
Total allowance for loan losses to total loans	0.51%	0.50%	0.01%
Nonaccrual loans to total loans	0.33%	0.30%	0.03%
Non accrual loans and OREO to total assets	0.33%	0.23%	0.10%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.14%	0.07%	0.07%
Equity to assets at period end	8.74%	8.54%	0.20%

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